Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule
                           14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                           CCB FINANCIAL CORPORATION

----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fees (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

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  2) Aggregate number of securities to which transaction applies:

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  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*



  4) Proposed maximum aggregate value of transaction:

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  5) Total fee paid:

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     *Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                           CCB Financial Corporation
                              111 Corcoran Street
                              Post Office Box 931
                       Durham, North Carolina 27702-0931


                     ------------------------------------
                    Notice of Annual Meeting of Shareholders
                     ------------------------------------
                           To Be Held April 27, 1999

     NOTICE is hereby given that the Annual Meeting of Shareholders of CCB Financial Corporation (the "Corporation") will be held as follows:


                    Place: George Watts Hill Alumni Center,
                          Stadium Drive at Ridge Road
                          on the campus of the University of
                          North Carolina at Chapel Hill,
                          Chapel Hill, North Carolina

                    Date:  Tuesday, April 27, 1999

                    Time:  11:00 A.M.

     For your convenience, a map with directions to the George Watts Hill Alumni Center appears on the back outside cover of the accompanying Proxy Statement.

     THE PURPOSES OF THE ANNUAL MEETING ARE:

     1. To elect seven members of the Board of Directors for terms of three years.

     2. To consider a proposal to ratify the appointment of KPMG LLP as the Corporation's independent accountants for the year ending December 31, 1999.

     3. To consider and act on any other matters that may properly come before the Annual Meeting.

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set as the close of business on February 26, 1999.

     EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.



                                        Sincerely,

                             [ERNEST C. ROESSLERS' SIGNATURE APPEARS HERE]




                                        ERNEST C. ROESSLER,
                                        Chairman, President and Chief Executive
                                        Officer

March 18, 1999

                           CCB Financial Corporation
                              111 Corcoran Street
                              Post Office Box 931
                       Durham, North Carolina 27702-0931


                                --------------
                                Proxy Statement
                                --------------
                         Mailing Date: March 18, 1999



                        Annual Meeting of Shareholders
                           To Be Held April 27, 1999


General

     This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of CCB Financial Corporation (the "Corporation") of appointments of proxy in the form enclosed herewith for the 1999 Annual Meeting of Shareholders of the Corporation and any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, April 27, 1999, beginning at 11:00 A.M., at the George Watts Hill Alumni Center, Stadium Drive at Ridge Road, on the campus of the University of North Carolina at Chapel Hill, Chapel Hill, North Carolina. For your convenience, a map with directions to the George Watts Hill Alumni Center appears on the back outside cover of this Proxy Statement.

     As used in this Proxy Statement, the term "the Bank" refers to the Corporation's wholly-owned North Carolina-chartered commercial bank subsidiary, Central Carolina Bank and Trust Company, Durham, North Carolina, and the term "AFB" refers to the Corporation's wholly-owned federal savings bank subsidiary, American Federal Bank, FSB, Greenville, South Carolina.


Voting of Appointments of Proxies; Revocation

     Persons named in the enclosed appointment of proxy as proxies for shareholders at the Annual Meeting are Leo P. Pylypec, Secretary of the Corporation and the Bank, W. Harold Parker, Jr., Controller of the Corporation and the Bank, and Manuel L. Rojas, General Auditor of the Bank. Shares represented by each appointment of proxy which is properly executed, returned, and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, those shares will be voted "FOR" the election of each of the seven nominees for director named in Proposal 1 and "FOR" the other proposal described herein. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 becomes unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the Annual Meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.

     A shareholder may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing with Mr. Pylypec at the address above an instrument revoking it or a properly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.


Expenses of Solicitation

     The Corporation will pay the cost of preparing, assembling, and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person or by telephone by officers, directors, or employees of the Corporation and its subsidiaries without additional compensation. The Corporation has engaged Corporate Investor Communications, Inc., to assist in the solicitation of appointments of proxy. The fee for such services will be approximately $4,500, plus reimbursement of reasonable out-of-pocket expenses. The Corporation also will reimburse brokerage houses and other nominees for expenses incurred in forwarding the Corporation's proxy materials to beneficial owners of its voting securities.


Record Date

     The Board of Directors has set February 26, 1999, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be entitled to vote at the Annual Meeting.

Voting Securities

     The voting securities of the Corporation are the shares of its $5.00 par value common stock ("Common Stock"), of which 100,000,000 shares were authorized and 40,164,190 shares were outstanding as of the Record Date. On such date there were approximately 9,900 shareholders of record.


Voting Procedures; Votes Required for Approval

     The representation in person or by proxy of a majority of the votes entitled to be cast is necessary to provide a quorum at the Annual Meeting. At the Annual Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected.

     In voting for directors under Proposal 1, the seven nominees receiving the highest numbers of votes will be elected. Votes may be cast in favor of director nominees or withheld. Withheld votes are not treated as votes cast and, therefore, will have no effect on the election of directors. In the case of the other proposal, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against approval. Under the rules of the New York Stock Exchange (the "NYSE"), broker-dealers who hold shares in street name have the authority to vote on certain routine items when they have not received voting instructions from beneficial owners, in this case, Proposals 1 and 2. Under North Carolina law, abstentions are not treated as votes cast and, therefore, will have no effect on the vote for any proposal.



Amount and Nature of Beneficial Ownership of Voting Securities

     Set forth below is information regarding the only entity known to management of the Corporation to beneficially own more than five percent of the issued and outstanding shares of Common Stock as of December 31, 1998.



                                 Amount and Nature of     Percentage
       Name and Address          Beneficial Ownership     of Class(1)
-----------------------------   ----------------------   ------------
     Central Carolina Bank and   2,233,057(2)            5.53%
      Trust Company
     111 Corcoran Street
     Post Office Box 931
     Durham, North Carolina
     27702-0931


---------
(1) The calculation of the percentage of class beneficially owned is based on the 40,345,214 shares of the Corporation's Common Stock issued and outstanding on December 31, 1998.

(2) Shares beneficially owned by the Bank are held through its trust department in various fiduciary capacities. In addition to the shares reflected above, the Bank holds certain other shares in various fiduciary capacities as to which the Bank disclaims beneficial ownership. The aggregate number of shares held by the Bank includes 2,175,840 shares over which the Bank exercises sole voting power, 57,017 shares over which the Bank has shared voting power, 1,253,654 shares over which the Bank has sole investment power, and 399,752 shares over which the Bank has shared investment power.

Set forth below is information as of December 31, 1998 regarding the beneficial ownership of Common Stock by the Corporation's current directors and executive officers individually, and by all current directors and executive officers of the Corporation as a group. No current director or executive officer owned more than one percent of the shares outstanding on December 31, 1998. Current directors and executive officers as a group owned 2.41% of the shares outstanding on such date.



                                                 Amount and Nature of
                    Name                        Beneficial Ownership(1)
--------------------------------------------   ------------------------
       William L. Abercrombie, Jr.                      139,186(2)
       J. Harper Beall, III                              65,182(3)
       James B. Brame, Jr.                               16,705(4)
       Timothy B. Burnett                                10,874(5)
       Blake P. Garrett, Jr.                             92,243(6)
       Edward S. Holmes                                  23,266(7)
       Bonnie McElveen-Hunter                             9,564(8)
       David B. Jordan                                   28,618(9)
       C. Dan Joyner                                     43,629(10)
       Owen G. Kenan                                     17,756(11)
       Eugene J. McDonald                                21,375(12)
       Hamilton W. McKay, Jr., M.D.                      34,419(13)
       George J. Morrow                                   6,345(14)
       Eric B. Munson                                    12,521(15)
       Ernest C. Roessler                               114,816(16)
       Dr. David E. Shi                                  16,316(17)
       Jimmy K. Stegall                                  76,326(18)
       H. Allen Tate, Jr.                                44,326(19)
       James L. Williamson                               18,421(20)
       Dr. Phail Wynn, Jr.                               13,550(21)
       J. Scott Edwards                                  96,404(22)
       Richard L. Furr                                   78,257(23)
       All current directors and executive              980,099(24)
       officers as a group (22 persons)

---------
(1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.

(2) Includes 19,020 shares with respect to which Mr. Abercrombie exercises shared voting and investment power, 81,878 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only and 14,634 shares held under the 401(k) Plan of AFB as to which he is considered to have sole investment power only.

(3) Includes 23,284 shares which Mr. Beall could purchase under a presently exercisable option and as to which he is considered to have sole investment power only, and 16,320 shares with respect to which he exercises shared voting and investment power. Does not include 4,020 shares held by Mr. Beall's spouse and children and with respect to which he disclaims any beneficial ownership.

(4) Includes 8,000 shares which Mr. Brame could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(5) Includes 6,000 shares which Mr. Burnett could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(6) Includes 47,614 shares with respect to which Mr. Garrett exercises shared voting and investment power and 12,565 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(7) Includes 10,000 shares which Mr. Holmes could purchase under a presently exercisable option and as to which he is considered to have sole investment power only. Does not include 43,296 shares held by his spouse and with respect to which he disclaims any beneficial ownership.

(8) Includes 4,000 shares which Ms. McElveen-Hunter could purchase under a presently exercisable option and as to which she is considered to have sole investment power only.

(9) Includes 1,522 shares with respect to which Mr. Jordan exercises shared voting and investment power, 3,462 shares under the 401(k) Plan as to which he is considered to have sole investment power only, and 8,134 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(10) Includes 2,288 shares with respect to which Mr. Joyner exercises shared voting and investment power and 15,680 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(11) Includes 7,060 shares with respect to which Mr. Kenan exercises shared voting and investment power and 10,000 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(12) Includes 4,638 shares with respect to which Mr. McDonald exercises shared voting and investment power and 10,000 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(13) Does not include 1,558 shares held by Dr. McKay's spouse and son and with respect to which he disclaims any beneficial ownership.

(14) Includes 2,000 shares which Mr. Morrow could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(15) Includes 10,000 shares which Mr. Munson could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(16) Includes 7,000 shares with respect to which Mr. Roessler exercises shared voting and investment power, 42,964 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only, and 19,091 shares held under the 401(k) Plan as to which he is considered to have sole investment power only.

(17) Includes 11,680 shares which Dr. Shi could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(18) Includes 10,904 shares with respect to which Mr. Stegall exercises shared voting and investment power and 10,000 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(19) Includes 10,108 shares with respect to which Mr. Tate exercises shared voting and investment power and 10,000 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only. Does not include a total of 3,591 shares held by or for Mr. Tate's spouse and children and with respect to which he disclaims any beneficial ownership.

(20) Includes 10,000 shares which Mr. Williamson could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(21) Includes 10,000 shares which Dr. Wynn could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(22) Includes 24,116 shares under the 401(k) Plan as to which Mr. Edwards is considered to have sole investment power only and 20,527 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(23) Includes 13,438 shares with respect to which Mr. Furr exercises shared voting and investment power, 23,272 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only, and 11,236 shares under the 401(k) Plan as to which he is considered to have sole investment power only.

(24) Includes an aggregate of 427,664 shares with respect to which current directors and executive officers exercise sole voting and investment power, 139,912 shares with respect to which they have shared voting and investment power, 339,984 shares which such persons could purchase under presently exercisable options and as to which they have sole investment power only, and 72,539 shares under the 401(k) Plan as to which they have sole investment power only.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE SEVEN NOMINEES NAMED BELOW FOR A THREE-YEAR TERM.



                                                   Principal Occupation
Name and Age                                      and Other Directorships                     Director Since(1)
----------------------------- -------------------------------------------------------------- ------------------
Timothy B. Burnett            President, Bessemer Improvement Company (industrial and               1994
     (58)                     commercial real estate development); Trustee, Alexander
                              Hamilton Insurance Trust
Blake P. Garrett, Jr.         Partner, Garrett and Garrett Construction (commercial real            1997 (3)
     (58)                     estate developer); Trustee, Real Estate Fund Investment
                              Trust; Director of AFB
Owen G. Kenan                 President, Kenan Enterprises, Inc. (commercial real estate            1981
     (55)                     holding company), Kenan Developments, Inc. (commercial
                              real estate developer); also serves as Director and Vice
                              Chairman, Kenan Transport Co., Inc. (bulk products hauler),
                              Vice Chairman, Flagler Systems, Inc. (hotel and property
                              management), and Chairman, Kenan Global Enterprises,
                              LLC (international investments)
Bonnie McElveen-Hunter        President, Pace Communications, Inc. (publishing)                     1996
     (48)
George J. Morrow              President and Chief Executive Officer, Glaxo Wellcome Inc.            1996
     (47)                     (pharmaceuticals)
Ernest C. Roessler            Chairman of the Board, President and Chief Executive Officer          1993
     (57)                     of the Corporation and the Bank; Director of AFB
H. Allen Tate, Jr.            President, Allen Tate Company, Inc. (residential real estate          1989
     (67)                     broker); Director, Reliance Relocation Services, Inc.
Remaining Directors Not Subject To Election in 1999
Serving a Two-Year Term
Ending in 2000:
William L. Abercrombie, Jr.   Vice Chairman of the Board of the Corporation and the Bank;           1997 (3)
     (51)                     Chairman of the Board, President and Chief Executive
                              Officer of AFB

                         (continued on following page)

                                                    Principal Occupation
Name and Age                                       and Other Directorships                      Director Since(1)
----------------------------- ---------------------------------------------------------------- ------------------
Serving A Three-Year
Term Ending in 2000:
J. Harper Beall, III          President, Fairfield Chair Company (furniture manufacturer)             1994
     (57)
Edward S. Holmes              Partner, Holmes & McLaurin (attorneys at law)                           1973
     (69)
Eugene J. McDonald            President, Duke Management Company (asset management                    1985
     (66)                     company affiliated with Duke University); Executive Vice
                              President, Duke University; Executive Vice Chairman of the
                              Corporation and Bank; Director, Key Funds, Inc.; and
                              Director, Flag Group of Mutual Funds
Hamilton W. McKay Jr., M.D.   Retired Physician, Carolina Asthma & Allergy Center, P.A.               1990
     (69)
James L. Williamson           Retired, previously Partner, KPMG LLP (certified public                 1995
     (66)                     accountants)
Dr. Phail Wynn, Jr.           President, Durham Technical Community College                           1992
     (51)
Serving A Three-Year
Term Ending in 2001:
James B. Brame, Jr.(2)        President, Brame Specialty Co., Inc. (paper products, office            1993
     (53)                     supplies and equipment)
David B. Jordan               Vice Chairman of the Board of the Corporation and the Bank;             1995
     (62)                     Former Vice Chairman and Chief Executive Officer of
                              Security Capital Bancorp (acquired by the Corporation in
                              1995); Director of AFB
C. Dan Joyner                 President and Chief Executive Officer of The Prudential/C.              1997(3)
     (61)                     Dan Joyner Co., Inc. (real estate broker); Director of AFB
Eric B. Munson                President and Chief Executive Officer, University of North              1985
     (56)                     Carolina Hospitals
Dr. David E. Shi              President, Furman University; Director of AFB                           1997(3)
     (47)
Jimmy K. Stegall              President, Service Oil of Monroe, Inc. (petroleum marketer and          1995
     (68)                     real estate development)

---------
(1) Refers to the year in which a person first was elected a director of the Corporation or, if prior to the Corporation's organization in 1983, the year in which such person first was elected a director of the Bank.

(2) During 1998, the Bank purchased office supplies and other products from Brame Specialty Co., Inc., in an aggregate amount of $677,304.

(3) Messrs. Abercrombie, Garrett, and Joyner, and Dr. Shi became members of the Boards of Directors of the Corporation and the Bank on August 1, 1997, by action of the then existing Boards of Directors of the Corporation and the Bank, in connection with the Corporation's acquisition of AFB.


Directors' Compensation

     Directors who are officers other than the Executive Vice Chairman do not receive any additional compensation for their service as directors. During 1998 each director of the Corporation received a retainer of $10,000 and an additional retainer of $7,500 if a member of the Executive Committee. Additionally, directors received a fee of $875 for each meeting of the Board of Directors attended and $750 for attendance at each meeting of a committee of the Board of Directors. If the director also served as chairman of the committee, he received an additional fee of $250 for attendance at each committee meeting. In addition to retainer and attendance fees, Mr. McDonald received $7,500 monthly in fees for his services as Executive Vice Chairman beginning in April 1998.

     In order to increase stock ownership of directors in the Corporation, in 1998, the directors were given the option of receiving fees in an amount equal to 120% of the fees to which they were entitled provided they utilized such amount to purchase shares of the Corporation's Common Stock through the Corporation's Dividend Reinvestment and Stock Purchase Plan. Alternatively, the fees may be deferred under a Deferred Compensation Plan that invests solely in the Common Stock of the Corporation. Total directors' fees payable for 1998 were $533,150, of which $102,350 was paid to directors and $430,800 was used to purchase stock or deferred.

     The director retainer fee will be increased in 1999 to $12,500 from $10,000. All other fees will remain unchanged. Additionally in 1999, directors will be granted stock options using Black-Scholes methodology, intended to provide approximately $20,000 per year in annualized compensation.


Board of Directors' Meetings and Committees

     The Board of Directors held four regular meetings and one special meeting during 1998. All incumbent directors, except for Mr. Morrow whose absences were due to business scheduling conflicts, attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during 1998.

     The Board of Directors has several standing committees, including an Audit Committee, a Nominating Committee, and a Compensation Committee. The voting members of these committees are appointed by the Board of Directors annually from among its members. Additionally, certain officers of the Corporation and the Bank are appointed to serve as non-voting, advisory members of each committee.

     The current members of the Audit Committee are Mr. Burnett, who serves as Chairman, and Messrs. Beall, Garrett, Williamson, Dr. McKay and Dr. Wynn. Officers currently serving as non-voting, advisory members are Messrs. Rojas, Parker, J. Scott Edwards, Senior Executive Vice President of the Corporation and the Bank, Sheldon M. Fox, Executive Vice President and Chief Financial Officer of the Corporation and the Bank, and B. W. Harris, Jr., retired Controller of the Bank. The primary functions of the Audit Committee are to provide additional assurance regarding the integrity of financial information used by the Board of Directors and distributed to the public by the Corporation and to oversee and monitor the activities of the Corporation's internal and external audit processes, including the nomination of the Corporation's independent accountants. The committee met four times during 1998.

     The current members of the Nominating Committee are Mr. Holmes, who serves as Chairman, Messrs. Roessler and Stegall, Dr. McKay, and Dr. Shi. Mr. Pylypec currently serves as a non-voting, advisory member. The primary function of the Nominating Committee is to recommend candidates to the Board of Directors for selection as nominees for election as directors. The committee has met once since the 1998 Annual Meeting. Any shareholder wishing to make a nomination for director to be considered at the 2000 Annual Meeting anticipated to be held during April 2000 must make such nomination in writing to Mr. Pylypec, Secretary of the Corporation, not less than 60 days nor more than 90 days prior to such meeting. Such notification must include the name and address of the shareholder making the nomination, a representation of the number of shares of the Corporation owned of record by the shareholder and such shareholder's intention to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. As to each person nominated, the notification must include such person's name and address, employment history for the past five years, affiliations (if any) with the Corporation and other corporations, the number of shares of the Corporation that are owned of record or beneficially by such proposed nominee(s) and information concerning any transactions in shares of the Corporation or such other corporation within the prior 60 days. Additionally, information must be given as to whether such proposed nominee(s) has been convicted in a criminal proceeding within the past five years and, if so, the details thereof; whether such person(s) has been a party to any proceeding or subject to any judgment, decree or final order with respect to violations of federal or state securities laws within the past five years and the details thereof, if any, and the details of any contract, arrangement, understanding or relationships with any person with respect to any securities of the Corporation. Further, the proposed nominee's written consent to be named as a nominee and to serve as a director if elected must be provided together with a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the shareholder. Any nomination(s) not made in accordance with the foregoing procedure may be disregarded by the chairman of the meeting.

     The Compensation Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and the Bank. With respect to salaries, however, the Compensation Committee only establishes salary ranges for executive officers while the Executive Committee sets actual salaries within those ranges. All actions of the Compensation Committee are subject to review by the full Board of Directors. The membership of the Compensation Committee, which met four times during 1998, is described below.

Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation Committee are Mr. Munson, who serves as Chairman, and Messrs. Brame, Joyner, McDonald and Morrow, with Messrs. Roessler and John J. Mistretta, Executive Vice President and Director of Human Resources of the Corporation and the Bank, serving as non-voting, advisory members.

     The current members of the Executive Committee are Mr. Roessler, who serves as Chairman, and Messrs. Abercrombie, Holmes, Jordan, McDonald, Munson and Dr. Wynn, with Mr. Edwards and Mr. Furr serving as non-voting, advisory members.


Compensation Committee Report

     General. It is the policy of the Compensation Committee to provide a fully competitive, performance-based compensation program that will enable the Corporation to attract, motivate, and retain qualified executive officers. During 1998, the Corporation's executive compensation program provided for (a) annual compensation consisting of base salaries combined with cash incentive bonuses based on the Corporation's financial performance, and (b) long-term compensation consisting of periodic stock option awards combined with incentive compensation based on the Corporation's financial performance. The Corporation also provided certain other compensation plans customary for companies of comparable size. The annual and long-term compensation programs are intended to be competitive with median levels of incentive compensation paid by the Corporation's competitors and were developed based on recommendations made in 1997 by an independent consulting group. Recommendations included changes in the methodology used to grant stock options. The 1998 grants used the Black-Scholes methodology which assigns a fair value to an option at the date of grant.

     The Omnibus Reconciliation Act of 1993 amended Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to limit the deductibility of annual compensation in excess of $1,000,000 paid by public corporations to certain executive officers. The Compensation Committee has not adopted a policy with respect to Section 162(m).

     The following is a discussion of each element of the compensation program for 1998 with respect to the Corporation's executive officers.

     Annual Compensation Program. The 1998 base salary for Mr. Roessler was set on an objective basis by the Executive Committee using specific performance criteria within a range determined by the Compensation Committee to be competitive with the base salaries paid to chief executive officers of bank holding companies of comparable asset size. The Compensation Committee obtained from Watson-Wyatt Company ("Watson Wyatt"), an independent compensation consulting firm, an analysis of the base salaries of the chief executive officers of approximately 40 unnamed bank holding companies. A graphic summary of this information was prepared to correlate reported base salaries and asset sizes. The approved midpoint of the salary range was set using a regression formula to calculate the base salary of a chief executive officer whose bank has total assets equal in amount to the Corporation's. The 1998 salary set by the Executive Committee for Mr. Roessler was 100% of the midpoint.

     The 1998 salaries of the other executive officers, except Mr. Jordan and Mr. Abercrombie, were set during February 1998, within ranges approved by the Compensation Committee, by the Executive Committee based on its evaluation of the performance and levels of responsibility of each officer and their contribution to the Corporation's financial performance, measured in terms of its return on assets and return on equity, for the prior fiscal year. The salary ranges were set by the Compensation Committee based on its evaluation of the level of demands and responsibility required by each executive position and by the levels of compensation paid by financial institutions of comparable size for similar positions. This comparative analysis was based upon information obtained from Watson-Wyatt regarding salaries paid to executive officers of bank holding companies of comparable asset size, expressed in terms of the ratio of such salaries to the salaries of their respective chief executive officers. The 1998 salary of Mr. Jordan was separately negotiated in connection with the Corporation's acquisition of Security Capital Bancorp ("Security Capital") in 1995 and the 1998 salary of Mr. Abercrombie was separately negotiated in connection with the Corporation's acquisition of AFB in 1997. See "Change in Control and Employment Arrangements."

     The cash incentive bonuses paid for 1998 to Mr. Roessler and to each of the other executive officers were determined under the terms of the Management Performance Incentive Plan (the "Incentive Plan") based on the Corporation's 1998 financial performance, measured in terms of the Corporation's return on assets, return on equity, earnings per share, and efficiency ratio. The Incentive Plan uses a "target bonus" approach to determine the size of each eligible employee's bonus. A participant's base salary and salary grade as of the first day of the fiscal year is used to determine such participant's target bonus. During 1998, individual target bonuses, as a percentage of annual base salary, ranged from a low of 4% to a high of 50%. The overall bonus fund is the sum of the target bonuses of all participants. Actual bonus amounts for participants in the Incentive Plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's actual performance to the designated performance measures. The maximum bonus for any participant generally may not exceed 200% of his or her target bonus. Additionally, the Corporation's total net income for the fiscal year must exceed a minimum threshold amount in order for any bonuses to be paid under the Incentive Plan. Payment of bonuses under the Incentive Plan are made annually within 75 days of the end of the fiscal year, subject to approval by the Executive Committee. For the year ended December 31, 1998, the Corporation exceeded the designated performance measures and surpassed the applicable minimum net income threshold, resulting in an overall bonus fund of 130.9% of target bonuses.

     Other forms of annual compensation paid to executive officers in 1998 include the Corporation's matching contributions (the "Matching Contributions") to the account of each executive officer under the 401(k) Plan and the portion of the Corporation's special discretionary contribution to the 401(k) Plan (the "Discretionary Contribution") allocated to the account of each executive officer. The Matching Contributions for Mr. Roessler and the other executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related to the Corporation's or the individual officer's performance for the year. The total amount of the Discretionary Contribution generally was based upon the Corporation's financial performance for 1998, measured in terms of earnings per share, net income, return on assets, and return on equity, although there was no specific formula or other mechanism by which the amount was determined. The portion of the Discretionary Contribution allocated to the accounts of Mr. Roessler and the other executive officers was based upon a formula contained in the terms of the 401(k) Plan.

     Long-Term Compensation Program. To enable the Corporation to attract, retain, and motivate key employees and directors, the Board of Directors adopted the Long-Term Incentive Plan (the "LTIP"). The LTIP was approved by the shareholders of the Corporation at their 1994 Annual Meeting and has a ten-year term. The objective of the LTIP is to provide the Board of Directors with the means to reward achievement of long-term goals in a manner more flexible than that provided by the Corporation's previous long-term incentive compensation arrangements. Under the LTIP, restricted stock, stock options, and performance units (payable in cash, restricted stock, or unrestricted stock) may periodically be granted in various combinations to key officers and directors. The LTIP is administered by the Compensation Committee. Each recipient of an award under the LTIP must enter into a written agreement with the Corporation setting forth the restrictions, terms, and conditions of that particular award.


     During 1998, Mr. Roessler and each of the other executive officers received awards under the LTIP in the form of stock options ("Options") and performance units ("Units"). The Options awarded in 1998 have an exercise price of $55.9688 per share, and a term of ten years with one-third of the options vesting on the first, second, and third anniversaries of the date of grant. The Units awarded in 1998 have a value in range from $0 to $200 each with a target value of $100 each and will be paid only if the Corporation meets or exceeds a specified average return on equity, return on assets and total shareholder return as compared to a peer group of comparably sized banks east of the Mississippi River over a three-year period ending on December 31, 2000. The vesting of Units also is subject to the Corporation's achievement of a minimum level of shareholder return over the three-year performance period. If the targeted performance goals are met, payment in settlement of earned Units will be made as soon as practical following the conclusion of the performance period in cash. The number of Options and Units awarded to Mr. Roessler and to each of the other executive officers was based in each case upon a specified percentage of their current base salary.


Executive Compensation

     The following table shows for 1998, 1997, and 1996, the cash and certain other compensation paid to or received or deferred by the Chief Executive Officer and the four other executive officers of the Corporation (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE
                                                       Annual Compensation
                                               ------------------------------------
                                                                         Other
                Name and                                                Annual
               Principal                         Salary    Bonus     Compensation
                Position                 Year    ($)(1)    ($)(2)         ($)
--------------------------------------- ------ --------- --------- ----------------
Ernest C. Roessler
 Chairman, President and Chief          1998   536,630   340,890             --
 Executive Officer of the Corporation   1997   486,160   312,464             --
 and the Bank                           1996   417,150   220,523             --
William L. Abercrombie, Jr. (4)
 Vice Chairman of the Corporation       1998   328,290   166,454        291,600(5)
 and the Bank and Chairman,             1997   285,666   158,880        121,500(5)
 President and Chief Executive          1996   262,167    92,605             --
 Officer of AFB
David B. Jordan
 Vice Chairman of the Corporation       1998   212,282        --             --
 and the Bank                           1997   251,320   129,222             --
                                        1996   237,415    83,672             --
J. Scott Edwards
 Senior Executive Vice President of     1998   298,700   151,798             --
 the Corporation and the                1997   268,315   137,961             --
 Bank                                   1996   253,380    89,298             --
Richard L. Furr
 Senior Executive Vice President of     1998   310,708   157,900             --
 the Corporation and the                1997   273,980   140,874             --
 Bank                                   1996   257,500    90,750             --



                           SUMMARY COMPENSATION TABLE
                                               Long-Term Compensation
                                         ----------------------------------
                                                  Awards
                                         -----------------------
                                         Restricted   Securities    Payouts         All
                Name and                   Stock      Underlying      LTIP         Other
               Principal                   Awards    Options/SARs   Payouts    Compensation
                Position                    ($)           (#)         ($)         ($)(3)
--------------------------------------- ----------- -------------- --------- ----------------
Ernest C. Roessler
 Chairman, President and Chief                  --      34,480     150,000        143,438
 Executive Officer of the Corporation           --      34,480     138,000         31,406
 and the Bank                                   --      12,140     63,559          26,046
William L. Abercrombie, Jr. (4)
 Vice Chairman of the Corporation               --      13,360         --          26,395
 and the Bank and Chairman,                     --      12,715         --         285,275(6)
 President and Chief Executive                  --       1,335         --          46,411
 Officer of AFB
David B. Jordan
 Vice Chairman of the Corporation               --      13,360(7)      --          28,320
 and the Bank                                   --      13,360         --          27,345
                                                --       5,520         --          26,557
J. Scott Edwards
 Senior Executive Vice President of             --      14,280     84,000          73,626
 the Corporation and the                        --      14,280     80,000          15,864
 Bank                                           --       5,900     62,757          15,511
Richard L. Furr
 Senior Executive Vice President of             --      14,580     86,000          67,545
 the Corporation and the                        --      14,580     80,000          16,179
 Bank                                           --       6,000     62,757          15,750

---------
(1) Consists of salary payable to each Named Executive Officer, including portions of salary deferred at the election of each officer.

(2) Consists entirely of cash bonuses paid to the Named Executive Officers under the Incentive Plan. See "Compensation Committee Report -- Annual Compensation Program."

(3) The amount listed for each Named Executive Officer for 1998 includes (i) the Corporation's matching contributions on behalf of that officer to the 401(k) Plan and (ii) the portion of the Discretionary Contribution to the 401(k) Plan which was allocated to the account of the officer. Those separate amounts for each Named Executive Officer are, respectively: Mr. Roessler -- $25,004 and $14,355; Mr. Abercrombie -- $14,306 and $8,214;
    Mr. Jordan -- $10,060 and $5,775; Mr. Edwards --  $12,839 and $7,371; Mr.
    Furr -- $13,276 and $7,622. The amounts also include for Mr. Roessler -- $104,079, Mr. Edwards -- $53,416 and Mr. Furr -- $46,647 which represents the present value of the yearly interest forgone on the non-term premium paid under a split-dollar life insurance arrangement. Also includes premiums in the amount of $3,875 paid by the Corporation with respect to whole life insurance for the benefit of Mr. Abercrombie and premiums in the amount of $12,485 paid by the Corporation with respect to split-dollar life insurance for the benefit of Mr. Jordan.

(4) On July 31, 1997, the Corporation acquired AFB. Amounts paid to Mr. Abercrombie prior to such date were paid to him by AFB in his capacity as Chairman, President and Chief Executive Officer of AFB.

(5) Consists entirely of payments from the Corporation to Mr. Abercrombie in connection with the Corporation's acquisition of AFB. See "Change in Control and Employment Arrangements."

(6) Includes a closing bonus in the amount of $275,000 paid to Mr. Abercrombie by the Corporation in connection with the Corporation's acquisition of AFB.

(7) Effective January 29, 1999, such options were relinquished and were no longer outstanding.

     The following table sets forth information with regard to grants of options during the fiscal year ended December 31, 1998. All such grants were made under the LTIP.


                             OPTION GRANTS IN 1998



                                       Individual Grants
------------------------------------------------------------------------------------------------
                                                                                                   Potential Realizable Value
                                     Number                                                         at Assumed Annual Rates
                                 of Securities     Percent of Total                                      of Stock Price
                                   Underlying      Options Granted                                  Appreciation for Option
                                    Options        to Employees in     Exercise or                            Term
                                    Granted              1998          Base Price     Expiration   --------------------------
Name                                  (#)                (%)             ($/Sh.)         Date         5%($)         10%($)
-----------------------------   ---------------   -----------------   ------------   -----------   -----------   ------------
Ernest C. Roessler                   34,480               9.9%            55.9688     3/17/2008     1,213,644     3,075,611
William L. Abercrombie, Jr.          13,360               3.8%            55.9688     3/17/2008       470,252     1,191,710
David B. Jordan                      13,360(1)            3.8%            55.9688     3/17/2008       470,752     1,191,710
J. Scott Edwards                     14,280               4.1%            55.9688     3/17/2008       502,634     1,273,774
Richard L. Furr                      14,580               4.2%            55.9688     3/17/2008       513,194     1,300,534

---------
(1) Effective January 29, 1999, such options were relinquished and were no longer outstanding.


     The following table sets forth information with regard to option exercises during the fiscal year ended December 31, 1998.


                      AGGREGATED OPTION EXERCISES IN 1998
                    AND OPTION VALUES AT DECEMBER 31, 1998



                                                                  Number of Securities
                                                                       Underlying               Value of Unexercised
                                                                 Unexercised Options at       In-the-Money Options at
                                                                  December 31, 1998 (#)      December 31, 1998 ($) (1)
                               Shares Acquired      Value     ----------------------------- ----------------------------
Name                           on Exercise (#)   Realized ($)  Exercisable   Unexercisable   Exercisable   Unexercisable
----------------------------- ----------------- ------------- ------------- --------------- ------------- --------------
Ernest C. Roessler                  5,092          168,014        42,964        38,528        1,151,422       164,965
William L. Abercrombie, Jr.         4,000          181,653        81,878        13,360        3,460,055        13,777
David B. Jordan                        --               --         8,134        24,106          229,273       295,806
J. Scott Edwards                       --               --        20,527        16,247          573,148        77,608
Richard L. Furr                        --               --        23,272        16,580          674,808        78,972

---------
(1) Closing price of the Corporation's Common Stock at December 31, 1998 was $57.00.

     The following table sets forth information with regard to Units granted during 1998. All Units were granted under the LTIP. Each Unit has a designated value of $100 and will vest only if the Corporation meets or exceeds a specified average return on equity, return on assets, and total shareholder return as compared to a peer group of comparably sized banks east of the Mississippi River over a three-year period beginning January 1, 1998, and ending December 31, 2000.


                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 1998



                                                                    Estimated Future
                                                     Performance     Payouts Under
                                                      or Other    Non-Stock Price-Based
                                                       Period            Plans
                                 Number of Shares       Until     --------------------
                                  Units or Other    Maturation or   Target    Maximum
Name                                Rights (#)         Payout        ($)        ($)
------------------------------- ------------------ -------------- --------- ----------
  Ernest C. Roessler                  1,560          1998-2000     156,000   312,000
  William L. Abercrombie, Jr.           720          1998-2000      72,000   144,000
  David B. Jordan                       550(1)       1998-2000      55,000   110,000
  J. Scott Edwards                      650          1998-2000      65,000   130,000
  Richard L. Furr                       680          1998-2000      68,000   136,000

---------
(1) Effective January 29, 1999, such units were relinquished and were no longer outstanding.

Pension Plan

     The Corporation maintains a tax-qualified, defined benefit pension plan (the "Pension Plan"), in which substantially all full-time employees of the Corporation and its subsidiaries who have been continuously employed for a period of twelve months participate. Compensation covered by the Pension Plan each year is a participant's annual base salary and short term bonus. At his or her retirement, a participant's annual benefit under the Pension Plan is based on his or her average covered compensation for any five consecutive plan years during the last ten years preceding normal retirement age ("Final Average Compensation"). However, under tax laws in effect at December 31, 1998, the amount of a participant's annual compensation taken into account for benefit calculation purposes under the Pension Plan may not exceed $160,000, and maximum annual benefits payable under the Pension Plan are $130,000. The Corporation has therefore adopted a supplemental retirement plan (the "Supplemental Plan") which operates in conjunction with the Pension Plan and under which a retiree will receive annual benefits in an amount equal to the difference, if any, between his actual benefit under the Pension Plan and the amount he would receive under the Pension Plan in the absence of the above limitations. The following table shows the estimated annual aggregate benefit payable under the Pension Plan and the Supplemental Plan to participants following retirement at age 65, which is the "normal retirement age" under the Pension Plan, based on various specified numbers of years of service with the Corporation and its subsidiaries and various levels of compensation covered under the Pension Plan:



                                                    Years of Service
         Final         ---------------------------------------------------------------------------
 Average Compensation   10 Years   15 Years   20 Years   25 Years   30 Years   35 Years   40 Years
---------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------
  $100,000............  12,000      18,000     24,000     30,000     36,000     42,000     48,000
   150,000............  18,000      27,000     36,000     45,000     54,000     63,000     72,000
   200,000............  24,000      36,000     48,000     60,000     72,000     84,000     96,000
   250,000............  30,000      45,000     60,000     75,000     90,000    105,000    120,000
   300,000............  36,000      54,000     72,000     90,000    108,000    126,000    144,000
   350,000............  42,000      63,000     84,000    105,000    126,000    147,000    168,000
   400,000............  48,000      72,000     96,000    120,000    144,000    168,000    192,000
   450,000............  54,000      81,000    108,000    135,000    162,000    189,000    216,000
   500,000............  60,000      90,000    120,000    150,000    180,000    210,000    240,000
   550,000............  66,000      99,000    132,000    165,000    198,000    231,000    264,000
   600,000............  72,000     108,000    144,000    180,000    216,000    252,000    288,000

---------
     Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. As of December 31, 1998, the Final Average Compensation and years of service of each of the Named Executive Officers would have been: Mr. Roessler -- $569,338 and 10 years; Mr. Abercrombie -- $415,295 and 25 years; Mr. Jordan -- $278,180 and 39 years; Mr. Edwards -- $324,081 and 30 years; and Mr. Furr -- $329,992 and 27 years.


Change in Control and Employment Arrangements

     In 1998 the Corporation and Bank entered into Employment and Amended and Restated Change in Control Agreements (collectively referred to as "Executive Employment Agreements"), with Messrs. Roessler ("Roessler Employment Agreement"), Edwards ("Edwards Employment Agreement"), and Furr ("Furr Employment Agreement") as senior executive officers of the Corporation and Bank (individually, Messrs. Roessler, Edwards, and Furr, herein called the "Executive"). The Roessler Agreement provides that Mr. Roessler will be employed as the President and Chief Executive Officer of the Corporation and the Bank. The Board of Directors of the Corporation shall nominate and use its best efforts to secure the election of Mr. Roessler as a director of the Corporation during the term of the Roessler Employment Agreement. The Boards of Directors of the Corporation and Bank shall cause the outstanding shares of the direct and indirect subsidiaries of the Corporation and Bank to elect Mr. Roessler as a member of the Boards of Directors of such subsidiaries as will be useful to Mr. Roessler in the performance of his duties. At all times as Mr. Roessler serves as a director of the Corporation and Bank, he shall be appointed to the Executive Committees of those Boards of Directors. The Roessler Employment Agreement has a five-year term, beginning on its Effective Date in 1998 (as defined within the Roessler Employment Agreement), and will automatically, without further action by the Board of Directors of the Corporation or Bank, be extended for an additional one year period on each anniversary of its Effective Date, provided that either party may cause the term of the Roessler Employment Agreement to cease to extend automatically. Mr. Roessler will receive cash compensation consisting of a base salary of at least $521,000 per year and will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive employees of the Corporation or Bank.

     The Edwards Employment Agreement provides that Mr. Edwards will be employed as the executive officer in charge of the Administrative Group of each of the Corporation and Bank. In his executive capacities, Mr. Edwards shall report to the President and Chief Executive Officer of the Corporation and Bank, as applicable. The Edwards Employment Agreement has a three-year term, beginning on its Effective Date in 1998 (as defined within the Edwards Employment Agreement), and will automatically, without further action by the Board of Directors of the Corporation or Bank, be extended for an additional one year period on each anniversary of the Effective Date provided that either party may cause the term of the Edwards Employment Agreement to cease to extend automatically. Mr. Edwards will receive cash compensation consisting of a base salary of at least $290,000 per year and will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Corporation or Bank.

     The Furr Employment Agreement provides that Mr. Furr will be employed as the executive officer in charge of the Banking Group of each of the Corporation and Bank. In his executive capacities, Mr. Furr shall report to the President and Chief Executive Officer of the Corporation and Bank, as applicable. The Furr Employment Agreement has a three-year term, beginning on its Effective Date in 1998 (as defined within the Furr Employment Agreement), and will automatically, without further action by the Board of Directors of the Corporation or Bank, be extended for an additional one year period on each anniversary of its Effective Date provided that either party may cause the term of the Furr Employment Agreement to cease to extend automatically. Mr. Furr will receive cash compensation consisting of a Base Salary of at least $301,650 per year and will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Corporation or Bank.

     Each Executive Employment Agreement provides, among other benefits to the Executive, that the Corporation and Bank shall maintain a split-dollar life insurance agreement ("Split Dollar Agreement") with the Executive, and together with the Executive, maintain a related life insurance policy to be owned by the Executive and collaterally assigned to the Corporation and/or the Bank ("Insurance Policy"), providing coverage on the life of the Executive for the benefit of the Executive's estate, beneficiaries designated by him, and/or trusts created by him. Each Executive Employment Agreement also provides that the Compensation Committee of the Board of Directors of the Corporation shall annually review the Executive's total compensation and in its sole discretion may adjust the Executive's Base Salary from year to year, but during the term of the Executive Employment Agreement ("Employment Period") neither the Compensation Committee nor the Board of Directors of the Corporation or the Bank may decrease the Executive's Base Salary below the amount stated within the Executive Employment Agreement, and periodic increases, once granted, shall not be subject to revocation.

     If during the Employment Period the Corporation or Bank terminates an Executive Employment Agreement other than for Cause or Disability or the Executive terminates it for Good Reason (each as defined therein), in any of the foregoing cases within one year after a Change in Control ("Change in Control Termination"), the Executive shall be entitled to receive, among other things and in addition to compensatory amounts owed to him for the current fiscal year, an amount equal to 2.99 times the total of the Executive's Base Salary and aggregate cash bonus for the last completed fiscal year. Moreover, under certain circumstances in connection with a Change in Control Termination, as provided within the Executive Employment Agreements, the Corporation shall immediately grant a vested and nonforfeitable award under the Long Term Incentive Plan ("LTIP") of the same type and the same quantitative amount as awarded to the Executive under the LTIP for the previous fiscal year, and/or an award under the Executive Management Incentive Program of the same type and in the same quantitative amount as awarded in the previous fiscal year. All options previously granted to each Executive that are unvested as of the date of the Change in Control Termination shall be deemed vested, fully exercisable and nonforfeitable as of that date, subject to certain exceptions provided within the Executive Employment Agreements, and Executive benefits under all nonqualified benefit plans shall be 100% vested. Following a Change in Control Termination, the Corporation and the Bank shall maintain and continue to pay, during the term remaining in the Employment Period from and after the date of the Change in Control Termination, all premiums due under the Split Dollar Agreement and the Insurance Policy; provided, however, that upon or at any time prior to the expiration of the Continuing Period, the Executive may exercise his right under his Executive Employment Agreement to terminate the Split Dollar Agreement and the Insurance Policy.

     During the Executive's Employment Period and the remainder of his Employment Period after termination of his Executive Employment Agreement, each Executive has agreed to refrain, with certain exceptions provided, within the States of South Carolina and North Carolina, directly or indirectly in any capacity from rendering his services or engaging or having a financial interest in, any business that shall be competitive with any of those business activities in which the Corporation or its subsidiaries are engaged as of the date of termination of his employment. Each Executive has also agreed to refrain from soliciting the provision of services included in the business activities of the Corporation or its subsidiaries to certain customers or potential customers of the Corporation or its subsidiaries. The obligations of the Corporation and Bank under the Executive Employment Agreements are subject to certain regulatory intervention as outlined within the Executive Employment Agreements.

     In connection with its acquisition of Security Capital in May 1995 the Corporation assumed all rights and obligations of Security Capital. These rights and obligations include an employment agreement (the "Jordan Agreement") with David B. Jordan providing for Mr. Jordan to serve as Vice Chairman of the Corporation and the Bank, to be elected to the Board of Directors of both the Corporation and the Bank and to be recommended for re-election to the Board on an annual basis until March 15, 2001. On such date, the Jordan Agreement terminates. The Jordan Agreement requires a base compensation equal to his total annualized base salary from Security Capital and its subsidiaries in effect immediately prior to the acquisition as well as participation in all fringe benefit plans for key employees of the Corporation presently in effect or that may be made available in the future. However, under the terms of the Jordan Agreement, Mr. Jordan elected, effective July 1, 1997, to reduce his duties and responsibilities. As a result thereof, effective July 1, 1998, Mr. Jordan's salary was reduced, and his participation in certain key employee incentive plans was terminated. In any event, the Jordan Agreement provides for the payment of an amount equal to 299% of Mr. Jordan's then applicable base salary upon certain events occurring after a change of control of the Corporation defined as: a merger after which shareholders of the Corporation's voting securities outstanding immediately prior to such event receive or retain less than 50% of the voting securities of the survivor by merger; any person acquires more than 20% of the Corporation; 50% of the Bank's securities is owned by a person or entity other than the Corporation; or the sale of more than 50% of the assets of either the Corporation or the Bank.

     The Corporation acquired AFB in 1997, and in connection with that acquisition, entered into an employment agreement (the "CCB Abercrombie Agreement") with Mr. Abercrombie, the Chief Executive Officer of AFB. The CCB Abercrombie Agreement provides that Mr. Abercrombie will be employed as Vice Chairman of the Board of Directors of the Corporation and President and Chief Executive Officer of the Corporation's principal banking subsidiary located in South Carolina. The Board of Directors shall nominate and use its best efforts to secure the election of Mr. Abercrombie as a director of the Corporation during the term of the CCB Abercrombie Agreement and if Mr. Abercrombie is elected, he shall serve as a member of the Executive Committee of the Board of Directors. The CCB Abercrombie Agreement has a five-year term, beginning on its Effective Date (as defined therein), and will automatically, without further action by the Board of Directors, be extended for an additional one-year period on each anniversary of the Effective Date, provided that either party may cause the term of the CCB Abercrombie Agreement to cease to extend automatically. Mr. Abercrombie will receive cash compensation consisting of a base salary of $300,000 per year and will be entitled to participate in all incentive, savings, retirement and welfare plans, practices, policies and programs applicable generally to senior executive officers of the Corporation on the same basis as such other senior executive officers, with full credit given to Mr. Abercrombie's total accumulated years of service at AFB for purposes of determining vesting and eligibility. The Corporation shall also, if requested by Mr. Abercrombie, assume and maintain on behalf of Mr. Abercrombie that certain Supplemental Retirement Benefit Agreement, dated as of December 19, 1994, between Mr. Abercrombie and AFB. In addition to any bonus earned by Mr. Abercrombie pursuant to the Corporation's regular incentive plans, the Corporation shall pay to Mr. Abercrombie a monthly bonus for each of the 24 months immediately following the Effective Date in the amount of $24,300.

     The CCB Abercrombie Agreement provides that either Mr. Abercrombie or the Corporation may terminate his employment in consideration of various payments by the Corporation based upon certain circumstances. In addition, during the six-month period immediately following the second anniversary of the CCB Abercrombie Agreement's effect, either Mr. Abercrombie or the Corporation may terminate Mr. Abercrombie's employment. In such event, Mr. Abercrombie will continue to receive payments from the Corporation calculated on the basis of the remaining period of the CCB Abercrombie Agreement ("Employment Period"), but not to exceed three years. During his Employment Period and the remainder of his Employment Period after termination of Mr. Abercrombie's employment, Mr. Abercrombie has agreed to refrain, with certain exceptions provided, within the States of South Carolina and North Carolina, directly or indirectly, in any capacity, from rendering his services or engaging or having a financial interest in, any business that shall be competitive with any of those business activities in which the Corporation or its subsidiaries are engaged as of the date of termination of Mr. Abercrombie's employment. Mr. Abercrombie has also agreed to refrain from soliciting the provision of services included in the business activities of the Corporation or its subsidiaries to certain customers or potential customers of the Corporation or its subsidiaries.

     Contemporaneously with the execution of the CCB Abercrombie Agreement, AFB, as a subsidiary of the Corporation, also entered into an employment agreement with Mr. Abercrombie ("AFB Abercrombie Agreement"). The AFB Abercrombie Agreement provides that Mr. Abercrombie will continue to serve as President and Chief Executive Officer of AFB during the term of the AFB Abercrombie Agreement. The term of the AFB Abercrombie Agreement will run concurrently with the term of the CCB Abercrombie Agreement, unless earlier terminated as provided in the CCB Abercrombie Agreement, or by the Board of Directors of AFB. Mr. Abercrombie's compensation under the AFB Abercrombie Agreement is provided by the Corporation in accordance with the terms of the CCB Abercrombie Agreement.

     Finally, under the provisions of the LTIP, if a change in control of the Corporation occurs (a) all stock options granted thereunder then unexercised and outstanding will become fully exercisable, (b) all restrictions applicable to all shares of restricted stock granted thereunder then outstanding will be deemed lapsed and satisfied, and (c) all performance units granted thereunder will be deemed to have been fully earned as of the date thereof subject to the limitation that such stock options, shares of restricted stock, and performance units have been granted and outstanding for more than six months as of the date of such change in control. If (a) a participant's employment is terminated by the Corporation or any of its subsidiary corporations prior to a change in control without cause at the request of a person who has entered into an agreement with the Corporation the consummation of which will constitute a change in control or (b) the participant terminates his or her employment with the Corporation or any of its subsidiary corporations prior to a change in control of the Corporation and the circumstance or event which causes such termination occurs at the request of such person, then a change in control will be deemed to have occurred immediately prior to such participant's termination of employment. If the making of any payment or payments under the LTIP would
(a) subject the participant to an excise tax under Section 4999 of the Code, or any like or successor section thereto or (b) result in the Corporation's loss of a deduction from federal taxable income for such payments under Section 280G of the Code, or any like or successor section thereto (either or both, an "Adverse Tax Consequence"), then, unless otherwise expressly provided in the underlying award agreement, the payments attributable to the LTIP that are "parachute payments" within the meaning of Section 280G of the Code will be reduced, as determined by the Compensation Committee in its sole discretion, but after consultation with the participant affected, to the extent necessary to avoid any Adverse Tax Consequence.

Performance Graph
     The following line graph illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ended December 31, 1998 and the cumulative total return over the same period of: (a) three broad equity market indices: (i) the Standard and Poor's 500 Composite Index; (ii) the Standard and Poor's MidCap 400 Composite Index; and (iii) the Dow Jones Industrial Index; and (b) a published industry index, the SNL Banks (Southeast) Index. Beginning with the Corporation's 2000 Proxy Statement, the Corporation's Performance Graph will utilize the Standard and Poor's MidCap 400 Composite Index in lieu of the Dow Jones Industrial Index since the Corporation has become a member of the MidCap 400 Composite Index. The graph assumes $100 originally invested on December 31, 1993 and that all subsequent dividends were reinvested in additional shares.

                           CCB Financial Corporation
               Comparison of Cumulative Total Shareholder Return
                          Years Ended December 31 (1)

[GRAPH APPEARS HERE]


                                                    PERIOD ENDING

INDEX                          12/31/93   12/31/94   12/31/95   12/31/96  12/31/97  12/31/98
CCB Financial Corporation        100.0      108.2      178.6      226.1    364.4      393.7
S&P 500                          100.0      101.3      139.3      171.2    228.4      293.6
SNL Southeast Bank Index         100.0      100.2      150.3      206.3    312.7      332.9
S&P MidCap 400                   100.0       96.4      126.3      150.4    198.8      236.8
Dow Jones Industrials            100.0      105.0      143.8      185.1    231.3      273.3


(1) Closing price of the Corporation's Common Stock adjusted for the 100% stock dividend paid October 1, 1998:
     December 31, 1993 - $16.63
     December 31, 1994 - $17.38
     December 31, 1995 - $27.75
     December 31, 1996 - $34.13
     December 31, 1997 - $53.75
     December 31, 1998 - $57.00

Transactions with Management

     The Bank, AFB and the Corporation's other financial institution subsidiary have had, and expect to have in the future, lending transactions in the ordinary course of business with many of their officers and directors and with associates of such persons. All loans included in such transactions during 1998 were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.


Section 16(a) Beneficial Ownership Reporting Compliance

     Directors, executive officers, and certain principal shareholders of the Corporation are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of Common Stock. To the Corporation's knowledge, all Section 16(a) filing requirements applicable to the Corporation's officers and directors were complied with during 1998.


       PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2.

     The firm of KPMG LLP, certified public accountants, has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 1999, and a proposal to ratify that appointment will be introduced at the Annual Meeting. KPMG LLP has served as independent accountants for the Corporation since its organization as the parent holding company of the Bank during 1983, and previously had served as independent accountants for the Bank since 1975. If shareholders do not approve this proposal, the Board of Directors will reconsider the appointment.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.


                           PROPOSALS OF SHAREHOLDERS

     It currently is expected that the 2000 Annual Meeting will be held during April 2000. Any proposal of a shareholder which is intended to be presented at the 2000 Annual Meeting must be received by the Corporation at its principal executive office in Durham, North Carolina, not later than November 16, 1999 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.

     Any other proposal not intended to be included in the proxy statement and appointment of proxy for the 2000 Annual Meeting, but intended to be presented at that meeting must be received by the Corporation in writing at its principal executive office in Durham, North Carolina no later than February 1, 2000.




March 18, 1999

[MAP APPEARS HERE]

                                       * LIMITED COMPLIMENTARY PARKING AVAILABLE
                                         AT THE RAMS HEAD LOT, STADIUM DRIVE AT
                                         RIDGE ROAD. ADDITIONAL PARKING WITH
                                         SHUTTLE SERVICE AVAILABLE AT THE UNC
                                         VISITORS LOT ON HIGHWAY 54 NEAR COUNTRY
                                         CLUB ROAD.


                   Directions and Parking Information for the
                 Carolina Club George Watts Hill Alumni Center
FROM I-40
Take Exit 273B (Dean Smith Center) toward Chapel Hill and UNC. You will be on Highway 54 (also called South Road). Turn left onto Stadium Drive at the Bell Tower. Pass Kenan Stadium on the right, then pass the George Watts Hill Alumni Center on the right. Guests may be dropped off at the main entrance on Stadium Drive. Veer right around the Alumni Center to the Rams Head Parking Lot.

FROM CHAPEL HILL 15-501 BY-PASS
Turn onto Manning Drive toward campus and the Dean Smith Center. At the first stoplight, take a right onto Ridge Road (there is no sign for Ridge Road). After passing the athletic field on your right, the Rams Head parking lot will be on your left.

   Additional parking with shuttle service available at the UNC visitors lot on Highway 54 near Country Club Road.

CCB
FINANCIAL
CORPORATION

111 Corcoran Street, Post Office Box 931
Durham, North Carolina 27702-0931
----------------------------------------

APPOINTMENT
    OF
  PROXY

THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Leo P. Plypec, W. Harold Parker, Jr., and Manuel L. Rojas, and each of them, as attorneys and proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote as directed below all the shares of common stock of CCB Financial Corporation (the "Corporation") held of record by the undersigned on February 26, 1999 at the Annual Meeting of Shareholders of the Corporation to be held on April 27, 1999 and any adjournments thereof. The undersigned hereby directs that such shares be voted as follows:

1. ELECTION OF DIRECTORS:    [ ]FOR      [ ] WITHHOLD     [ ] FOR ALL EXCEPT

NOMINEES: THREE-YEAR TERM; Timothy B. Burnett, Blake P. Garrett, Jr., Owen G. Kenan, Bonnie McElveen-Hunter, George J. Morrow, Ernest C. Roessler, H. Allen Tate, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee mark "For All Except" and write that nominee's name in the space provided below.

2.  RATIFICATION OF THE APPOINTMENT OF KPMG
    LLP AS THE CORPORATION'S
    INDEPENDENT ACCOUNTANTS FOR 1999:    [ ]FOR   [ ]AGAINST  [ ]ABSTAIN

3. OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

The shares represented by this appointment of proxy will be voted as directed above. In the absence of any direction, such shares will be voted by the proxies "FOR" the election of each of the nominees for director as listed in Proposal 1 by casting an equal number of votes for each such nominee and "FOR" Proposal 2 above. If, at or before the time of the meeting, any nominee listed in Proposal 1 becomes unavailable for any reason, the proxies are authorized to vote for a substitute nominee.

Please sign exactly as your name(s) appears on this card. If shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                             Date________________________,1999
                                             _________________________________
                                             Shareholder sign above
                                             _________________________________
                                             Co-holder (if any) sign above

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY